FIRST AMENDMENT
TO
EXPENSE LIMITATION AGREEMENT

This Amendment to the Expense Limitation Agreement entered into by and between L. Roy Papp & Associates, LLP (the “Adviser") and Papp Investment Trust (the "Trust"), on behalf of the Papp Small & Mid-Cap Growth Fund, dated March 1, 2010 (the "Agreement") is effective March 21, 2012.

The Adviser agrees that:

1.	the term of the Agreement shall be extended to April 1, 2013; and

2.
the Agreement and this First Amendment shall automatically renew effective April 1 of every year, until such time as the Adviser provides written notice of non-renewal to the Trust as set forth in paragraph 4 of the Agreement. Such annual renewal will have the effect of extending this Agreement for an additional one-year term.  Any notice of non-renewal of this Agreement shall be prospective only, and shall not affect the Adviser’s or the Trust's existing obligations under this Agreement.

All other terms and conditions of the Agreement remain in full force and effect.

L. ROY PAPP & ASSOCIATES, LLP

/s/	Harry A. Papp
By:	Harry A. Papp
Its:	Managing Partner

PAPP INVESTMENT TRUST

/s/	Harry A. Papp
By:	Harry A. Papp
Its:	President